Exhibit 5.1
7 December 2007
The Directors
Rio Tinto plc
6 St James’s Square
London
SW1Y 4PD
United Kingdom
Dear Sirs
This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”) of 2,064,000 Ordinary Shares of 10p each of Rio Tinto plc, a company registered in England and Wales to be issued in connection with the following employee share plans:
- Share Option Plan 2004
- Mining Companies Comparative Plan 2004
- Management Share Plan 2007
This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.
I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.
On the basis of, and subject to, the foregoing and having regard to such consideration of English law in force at the date of this letter as I consider relevant, I am of the opinion that:
(i)	the Company has been duly organized and is an existing corporation in good standing under the laws of England and Wales; and

(ii)	any Ordinary shares of 10 each to be issued by Rio Tinto plc pursuant to and in accordance with the share plans are legally and validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).
I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to such Ordinary shares. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.
This opinion is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.
Yours faithfully

/s/ Charles H H Lawton
Charles H H Lawton
The Legal Adviser